CONSENT OF INDEPENDENT
                    CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
Bell & Howell Company:

We consent to incorporation by reference in the registration statement (Nos. 33-99982 and 333-48425) on Form S-8 of Bell & Howell Company of our report dated February 17, 1998, relating to the consolidated balance sheets of Bell & Howell Company and subsidiaries as of the end of fiscal years 1996 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the fiscal years 1995, 1996 and 1997, which report appears in the fiscal 1997 annual report on Form 10-K of Bell & Howell Company.

                                       KPMG Peat Marwick LLP



Chicago, Illinois
March 31, 1998

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